EXHIBIT 10.6

GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the “Agreement”) dated this 4th day of May, 2016

BETWEEN:

Global Cosmetics Ltd. of 96 Kensington high Street, London, England W8 4SG

(the “Client”)

- AND -

Sarah Moody of Flat 7 First Floor Northwood Hall Hornsey Lane, London, England N6 5PG

(the “Contractor”).

BACKGROUND:

A.	The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

1.	Services Provided

1.	The Client hereby agrees to engage the Contractor to provide the Client with services (the “Services”) consisting of:

○	Create copy write content for website, social media, PR and consultancy with beauty bloggers.

2.	The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

3.	Term of Agreement

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.

4.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 10 days written notice to the other Party.

5.	This Agreement may be terminated at any time by mutual agreement of the Parties.

6.	Except as otherwise provided in this Agreement, the obligations of the Contractor will end upon the termination of this Agreement.

7.	Performance

7.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

8.	Currency

8.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in GBP.

9.	Compensation

9.	For the services rendered by the Contractor as required by this Agreement, the Client will provide compensation (the “Compensation”) to the Contractor of a fixed amount of £1,000.00.

10.	A deposit of £500.00 (the “Deposit”) will be payable by the Client.

11.	For the remaining amount, the client will be invoiced after the work is complete.

12.	Invoices submitted by the Contractor to the Client are due within 30 days of receipt.

13.	The Contractor will be responsible for all income tax liabilities and National Insurance or similar contributions relating to the Compensation and the Contractor will indemnify the Client in respect of any such payments required to be made by the Client.

14.	Reimbursement of Expenses

14.	The Contractor will be reimbursed from time to time for reasonable and necessary expenses incurred by the Contractor in connection with providing the Services under this Agreement.

15.	All expenses must be pre-approved by the Client.

16.	Penalties for Late Payment

16.	Any late payments will trigger a fee of 2.50% per month on the amount still owing.

17.	Confidentiality

17.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

18.	The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

19.	All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

20.	Ownership of Intellectual Property

20.	All intellectual property and related material (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

21.	The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

22.	Return of Property

22.	Upon the expiry or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

23.	Capacity/Independent Contractor

23.	In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

24.	Notice

24.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a.	Global Cosmetics Ltd. 96 Kensington high Street London, England, W8 4SG

b.	Sarah Moody Flat 7 First Floor Northwood Hall Hornsey Lane London, England, N6 5PG

or to such other address as any Party may from time to time notify the other.

2.	Indemnification

25.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

26.	Dispute Resolution

26.	In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.

27.	If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is unavailable or is not successful in resolving the entire dispute, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the Country of England. The arbitrator’s award will be final, and judgment may be entered upon it by any court having jurisdiction within the Country of England.

28.	Modification of Agreement

28.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

29.	Time of the Essence

29.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

30.	Assignment

30.	The Contractor will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

31.	Entire Agreement

31.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

32.	Enurement

32.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

33.	Titles/Headings

33.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

34.	Gender

34.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

35.	Governing Law

35.	It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the Country of England, without regard to the jurisdiction in which any action or special proceeding may be instituted.

36.	Severability

36.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

37.	Waiver

37.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 4th day of May, 2016.

Global Cosmetics Ltd. (Client)

Per:
(SEAL)

Sarah Moody (Contractor)